Joint Filer Information

Name:	Deerfield Management Company, L.P.

Address:	345 Park Avenue South, 12th Floor New York, NY 10010

Designated Filer:	James E. Flynn

Issuer and Ticker Symbol:	Acutus Medical, Inc. [AFIB]

Date of Event Requiring Statement:	June 17, 2021

The undersigned, Deerfield Management Company, L.P., is jointly filing the attached Statement of Changes in Beneficial Ownership on Form 4 with James E. Flynn with respect to the beneficial ownership of securities of Acutus Medical, Inc.

Signatures:

DEERFIELD MANAGEMENT COMPANY, L.P. By: Flynn Management LLC, General Partner By: /s/ Jonathan Isler Jonathan Isler, Attorney-In-Fact